Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Con-way Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-48733, 333-92399, 333-36180, 333-54558, 333-102749, 333-104803, 333-124343 and 333-133546 on Form S-8 and No. 333-56667 and 333-148234 on Form S-3) of Con-way Inc. of our report dated February 27, 2008, with respect to the consolidated balance sheets of Con-way Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Con-way Inc.

Con-way acquired CFI on August 23, 2007, Cougar Logistics on September 5, 2007 and Chic Logistics on October 18, 2007 (the Acquisitions) and management excluded the Acquisitions from its assessment of the effectiveness of Con-way’s internal control over financial reporting as of December 31, 2007. The Acquisitions represent 34.7% of Con-way’s total assets and 4.3% of Con-way’s revenues as reported in the consolidated financial statements for the year ended December 31, 2007. Our audit of internal control over financial reporting of Con-way Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

As discussed in Note 11 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions as of December 31, 2006 and adopted measurement date provisions as of January 1, 2007 of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

Portland, Oregon

February 27, 2008